SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☑ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Metrocall Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

Metrocall Holdings, Inc.

(Name of Person(s) Filing Proxy Statement)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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August 7, 2003

Dear Stockholder:

      On behalf of the Board of Directors and employees of Metrocall Holdings, Inc., I cordially invite you to attend a Special Meeting of the Stockholders of Metrocall Holdings, Inc. We will hold the Special Meeting on September 24, 2003 at 9:00 a.m. eastern daylight savings time at The Sheraton Suites — Alexandria, located at 801 North Saint Asaph Street, Alexandria, Virginia 22314.

      Enclosed with this letter is a Notice of the Special Meeting, a Proxy Statement, a proxy card, and a return envelope. Both the Notice of the Special Meeting and the Proxy Statement provide details of the business that we will conduct at the Special Meeting.

      Whether or not you plan to attend the Special Meeting, please sign, date and promptly return the proxy card in the enclosed prepaid return envelope. Your shares will be voted at the Special Meeting in accordance with your proxy instructions. Of course, if you attend the Special Meeting you may vote in person. If you plan to attend the meeting, please mark the appropriate box on the enclosed proxy card.

Sincerely,

Royce Yudkoff
Chairman of the Board

YOUR VOTE IS IMPORTANT.

Please Sign, Date and Return Your Proxy Card Before the Special Meeting.

If you have any questions about voting your shares, please contact

Tim Dietz, at (703) 660-6677 extension 6231 or DietzT@metrocall.com.

METROCALL HOLDINGS, INC.

6677 Richmond Highway
Alexandria, Virginia 22306
(703) 660-6677

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:	Wednesday, September 24, 2003

Time:	9:00 a.m. eastern daylight savings time

Location:	Sheraton Suites — Alexandria 801 North Saint Asaph Street Alexandria, Virginia 22314

Dear Stockholders:

      At the 2003 Special Meeting of the Stockholders, you and the other stockholders will be able to vote on the following proposals.

1.	Amendment of Metrocall’s Certificate of Incorporation to authorize additional shares of Metrocall common stock.

2.	Amendment of Metrocall’s Certificate of Incorporation to modify the restrictions on transfers of Metrocall common stock or preferred stock.

3.	Amendment of Metrocall’s 2003 stock option plan increasing the number of shares of common stock authorized for issuance under the plan.

      Only stockholders of record at the close of business on August 1, 2003 will be able to vote their shares at the Special Meeting.

By Order of the Board of Directors

Royce Yudkoff
Chairman of the Board

Alexandria, Virginia

August 7, 2003

Your vote at the Special Meeting is Important.

      Please indicate your vote on the enclosed proxy and return it in the enclosed envelope as soon as possible, even if you plan to attend the meeting. If you attend the meeting, you will be able to withdraw your proxy and vote in person.

      If you have questions about voting your shares, please contact Tim Dietz, Director of
Corporate Communications and Investor Relations, at (703) 660-6677 extension 6231 or at dietzt@metrocall.com.

August 7, 2003

PROXY STATEMENT

for

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 24, 2003

       This Proxy Statement provides information that you should read before you vote on the proposals that will be presented to you at the Special Meeting of the Stockholders of Metrocall Holdings, Inc. (“Metrocall”). The Special Meeting will be held on Wednesday, September 24, 2003, at 9:00 a.m. eastern daylight savings time at The Sheraton Suites — Alexandria, located at 801 North Saint Asaph Street, Alexandria, Virginia 22314.

      This Proxy Statement provides information about the Special Meeting, the proposals on which you will be asked to vote at the Special Meeting and other relevant information.

      On August 7, 2003, we began mailing information to people who, according to our records, owned shares of Metrocall’s common or preferred stock at the close of business on August 1, 2003.

FORWARD-LOOKING STATEMENTS

       This Proxy Statement contains forward-looking statements that involve risks and uncertainties. When used in this Proxy Statement, the words “believe,” “intend,” “may,” “will” and “expect” and similar expressions as they relate to Metrocall or Metrocall’s management are intended to identify such forward-looking statements. Metrocall undertakes no obligation to revise these forward-looking statements to reflect any future events or circumstances. Metrocall’s actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, among others, those discussed under the heading “Risk Factors” included within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Metrocall’s Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this Proxy Statement.

i

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

       The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Special Meeting and to obtain your support on each of the proposals. You are invited to attend the Special Meeting and vote your shares directly. If you do not attend the Special Meeting, you may vote by proxy, which allows you to direct another person to vote your shares at the Special Meeting on your behalf.

The Special Meeting

      Metrocall will hold the Special Meeting on Wednesday, September 24, 2003, at 9:00 a.m. eastern daylight savings time at The Sheraton Suites — Alexandria, located at 801 North Saint Asaph Street, Alexandria, Virginia 22314.

This Proxy Solicitation

      This solicitation contains two parts: the proxy card and this Proxy Statement. The proxy card is the means by which you authorize another person to vote your shares in accordance with your instructions. This Proxy Statement provides you with information on the proposals and other matters that you may find useful in determining how to vote. On August 7, 2003, Metrocall began mailing this Proxy Statement to all people who, according to our stockholder records, owned shares of Metrocall’s common stock or preferred stock at the close of business on August 1, 2003.

      Metrocall will pay for soliciting these proxies. Metrocall’s directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile or otherwise but they will not receive additional compensation for their services. Metrocall has also retained Georgeson Shareholder to assist in distributing proxy solicitation materials and soliciting proxies at a cost not to exceed $10,000. Metrocall will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of stock held by record by them.

How To Vote Your Shares

      In general, holders of Metrocall’s common stock are entitled to cast votes equal to an aggregate of 5% and holders of Metrocall’s Series A preferred stock are entitled to cast votes equal to an aggregate of 95%, in each case of the votes which would be cast if all holders of all classes of Metrocall’s equity voted. You are entitled to cast the number of votes equal to your pro rata portion of all votes to be cast by the holders of shares of common stock and/or preferred stock, as applicable. Solely with respect to Proposal 1, only holders of Metrocall’s common stock are entitled to cast votes. For Proposal 1 only, each share of Metrocall common stock entitles the holder to one vote on Proposal 1. The number of shares you own and your pro rata portion of all votes to be cast, which you may vote at the Special Meeting, is listed on the enclosed proxy card. You may vote your shares at the Special Meeting in person or by proxy. To vote in person, you must attend the Special Meeting and obtain and submit a ballot. Metrocall will have ballots for voting in person available at the Special Meeting. To vote by proxy, you must complete and return the enclosed proxy card following the instructions on the proxy card. By completing and returning the proxy card, you will direct the persons designated on the proxy card (those persons are known as “proxies”) to vote your shares at the Special Meeting in accordance with your instructions. George Z. Moratis and Shirley B. White will serve as proxies for the Special Meeting.

      If you decide to vote by proxy, your proxy card will be valid only if you sign, date and return the proxy card before the Special Meeting. If you complete all of the proxy card except the voting instructions, the designated proxies will vote your shares FOR each of the three proposals. If any other matters properly come before the meeting, the designated proxies will vote your shares in accordance with their best judgment.

How To Revoke Your Proxy

      You may revoke your proxy at any time before it is voted by any of the following means:

•	Notifying Metrocall’s secretary in writing that you wish to revoke your proxy.

•	Submitting a proxy dated later than your original proxy.

•	Attending the Special Meeting and voting. Your attendance at the Special Meeting will not by itself revoke a proxy. You must obtain a ballot and vote your shares to revoke the proxy.

Vote Required For Approval

Proposal 1:	Amendment of Certificate of Incorporation to increase the authorized number of shares of Metrocall common stock	Proposal 1 requires that the affirmative vote of a majority of the common stock votes represented and entitled to vote be cast for the proposal. If you are a common stockholder and abstain from voting, it will have the same effect as votes cast against the proposal. Broker non-votes have the same effect as votes cast against the proposal. (A broker non-vote can occur if you hold your shares with a broker and are asked to instruct your broker how to vote your shares. If you do not instruct your broker how to vote, your broker will not be able to vote for or against a proposal. If your broker returns a proxy card for your shares without any voting instructions, your shares will be counted as “broker non-vote” shares.) Preferred stockholders may not vote on Proposal 1.

Proposal 2:	Amendment of Certificate of Incorporation to modify the restrictions on transfers of stock	Proposal 2 requires that the affirmative vote of 66 2/3 of the votes eligible to vote be cast for the proposal. If you abstain from voting, it will have the same effect as votes cast against the proposal. Broker non-votes have the same effect as votes cast against the proposal.

Proposal 3:	Approval of amendment to 2003 Stock Option Plan	Proposal 3 requires that the affirmative vote of a majority of the votes represented and entitled to vote be cast for the proposal. If you abstain from voting, it will have the same effect as votes cast against the proposal. Broker non-votes have the same effect as votes cast against the proposal. (A broker non-vote can occur if you hold your shares with a broker and are asked to instruct your broker how to vote your shares. If you do not instruct your broker how to vote, your broker will not be able to vote for or against a proposal. If your broker returns a proxy card for your shares without any voting instructions, your shares will be counted as “broker non-vote” shares.)

      Proxies that are executed but unmarked will be voted FOR all proposals set forth in this Proxy Statement.

      Quorum. On the record date for the Special Meeting (August 1, 2003), 991,765 shares of Metrocall’s common stock and 5,992,880 shares of Metrocall’s Series A preferred stock were issued and outstanding. Metrocall’s Bylaws require that a “quorum” be present at the Special Meeting to transact business. A quorum will be present if a majority of Metrocall’s common stock and preferred stock voting as a single class, or 3,492,324 shares, is represented at the Special Meeting, in person or by proxy. If a quorum is not present, a vote cannot occur. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Special Meeting.

Where To Find Voting Results

      Metrocall will publish the voting results in its Form 10-Q for the third quarter 2003, which we will file with the Securities and Exchange Commission (SEC) in November 2003.

Additional Information

      Metrocall’s Quarterly Report to Stockholders for the quarter ended March 31, 2003, including consolidated financial statements, is being mailed to all stockholders entitled to vote at the Special Meeting together with this Proxy Statement. The Quarterly Report does not constitute a part of the proxy solicitation material. The Quarterly Report tells you how to get additional information about Metrocall.

      On May 14, 2003, Metrocall filed its Quarterly Report on Form 10-Q with the SEC. Stockholders may obtain a copy free of charge by writing to:

Metrocall Holdings, Inc.
Attn: Investor Relations
6677 Richmond Highway
Alexandria, Virginia 22306

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF ALL PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

PROPOSALS

       We will present the following three proposals at the Special Meeting. We do not intend to bring before the Special Meeting any matters other than the three proposals. If any other matters are properly presented at the Special Meeting for action, it is intended that the persons named in the proxy will vote in accordance with their best judgment on such matters.

      1. Under our Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), we have authorized for issuance 1,200,000 shares of common stock, and 8,500,000 shares of series A preferred stock. On July 24, 2003, our board of directors approved an amendment to the Certificate, subject to shareholder approval, to increase the number of shares of common stock authorized for issuance by 6,300,000 shares, bringing the total number of shares of common stock authorized for issuance to 7,500,000.

      As of the record date, we had approximately 991,765 shares of common stock outstanding and 5,992,880 shares of preferred stock outstanding.

      There are currently two purposes for increasing the number of authorized shares. We intend to effectuate a five-for-one stock split in the form of a stock dividend. If the Amendment is approved by the stockholders, we intend to undertake the five-for-one stock split after the filing of the Amendment to the Certificate of Incorporation. In addition, we intend to use a portion of the additional authorized shares of common stock to ensure that there is a sufficient reserve of common stock available to fund the additional stock options contemplated by proposal number three. Our board of directors believes that the availability of additional authorized but unissued shares of common stock will also provide it with the flexibility to issue common stock for general corporate purposes, which may be identified in the future, such as to make acquisitions through the use of stock or to establish strategic relationships with other companies or to enable us to list our shares on a national exchange. We believe it is beneficial to have shares available to provide us with flexibility in considering these potential uses.

      Except for the reservation of a sufficient number of shares to accommodate the increase to the Stock Option Plan and the five-for-one stock split, as contemplated by this proxy statement, the board of directors has no other immediate plans, understandings, agreements or commitments to issue additional common stock for any such purpose. If the shareholders approve the amendment, we will have authorized for issuance 7,500,000 shares of common stock and 8,500,000 shares of Series A preferred stock.

      No additional action or authorization by our shareholders would be necessary prior to the issuance of the additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which our common stock is then listed or quoted. We reserve the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the board of directors. If the board of directors elects to issue additional shares of common stock, the issuance could have a dilutive effect on earnings per share, voting power, and share holdings of current shareholders.

      The proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of us, it may be possible for us to endeavor to impede the attempt by issuing shares of the common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of us. The amendment, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendment may limit the opportunity for our shareholders to dispose of their shares at the higher price gener-

ally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting our current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of our business. The board of directors is not aware, however, of any attempt to take control of the company and the board of directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

      The proposed amendment to the Articles is attached as Exhibit A to this proxy statement.

      The board of directors recommends that you vote for the amendment to the certificate to increasing the number of authorized shares of common stock, par value $0.01, from 1,200,000 to 7,500,000.

      2. The Board of Directors has approved for submission to the stockholders a proposal to amend Section 8 of Metrocall’s Amended and Restated Certificate of Incorporation pursuant to the amendment set forth in Exhibit A to this Proxy Statement.

      The change contained in the proposed amendment changes the Restriction Release Date (as defined therein) from October 8, 2004 to January 1, 2004, reducing the duration of the restrictions on transfer. In connection with this reduction, the amendment permits the Board of Directors to extend the Restriction Release Date to a date determined by the Board of Directors in its sole discretion, but in no event later than October 8, 2004. This amendment is intended to provide the board of directors with flexibility to permit transfers by Five-Percent Shareholders prior to original Restriction Release Date without the need for Board approval. The Board feels that this amendment preserves a substantial portion of the tax benefits originally contemplated by the transfer restrictions while also providing all shareholders with the same level of flexibility regarding transfer of their Metrocall stock.

      The board of directors recommends that you vote for the amendment to the certificate of incorporation to modify the transfer restrictions.

      3. Our 2003 Stock Option Plan was approved by the stockholders on May 14, 2003. The board of directors has approved an amendment to our 2003 Stock Option Plan increasing the number of shares of common stock authorized for issuance under the plan from 70,000 to 82,000, with the additional 12,000 shares potentially being used to grant stock options to our non-employee directors. Stockholder approval is not required for either the amendment to our 2003 stock option plan or for the grant of nonstatutory stock options to our non-employee directors. Without stockholder approval of the amendment, however, we will not be able to use the additional 12,000 authorized shares to grant incentive stock options under section 422 of the Internal Revenue Code. If the stockholders do not approve the grant of these stock options to our non-employee directors, the board of directors will reconsider the matter and will likely grant these directors an alternative, appropriate equity-based compensation package.

      What follows is a summary of the 2003 Stock Option Plan which is qualified in its entirety by the complete provisions of the plan which is on file with the Securities and Exchange Commission as Appendix A to our proxy statement filed April 7, 2003.

Summary Of The Plan

      Purpose and Scope. Metrocall intends to use the plan to reward and retain employees and directors. Under the plan, the Board’s Compensation Committee (or the Board) may grant options for up to 70,000 shares or 82,000 shares, as amended by Proposal 2.

      Plan Administration. The plan authorizes the Compensation Committee to administer the plan, unless the Board chooses to do so. (The term “Administrator” will cover whichever body is administering the plan.) The Administrator’s authority includes granting options to purchase shares, determining which options are incentive stock options (ISOs) and which are nonqualified stock options (NQSOs), determining the exercise price of the options granted, and exercising broad discretion to set or amend other terms (such as vesting). Only the Board can set or change option terms for outside directors.

      Participants. The Administrator may grant options to employees and directors. As of August 1, 2003, 70,000 options were granted to 39 employees. (We will refer to persons who receive options as “optionees.”)

      Options. The Administrator can grant options (the right to purchase shares at a fixed price for up to a fixed length of time). Those options can be either NQSOs or ISOs. The primary difference between the two forms is that stricter tax rules and limits apply to ISOs.

      ISO Limits. Certain limitations apply to ISOs under the plan. ISO treatment is limited based on when the options first become exercisable — only the first $100,000 in common stock (valued as of the date of grant) that becomes exercisable under an individual’s ISOs in a given year will receive ISO tax treatment. The option price must at least equal 100% of the fair market value of the shares on the date of grant of the option. The option price for stockholders holding 10% or more of the outstanding shares of the common stock must at least equal 110% of the fair market value of the common stock.

      Individual Limit. Under the plan, the Administrator cannot grant NQSOs or ISOs for more than 70,000 shares in any calendar year to any individual. Counting against this number would be any options or shares granted in a year that expire or that the Administrator replaces within the same year.

      Exercise Price. The Administrator sets the exercise price for all options (the price someone must pay for a share of common stock). ISOs must be granted at no less than the fair market value of a share of common stock on the date of grant. The plan permits the exercise price to be as low as par value of a share of common stock for NQSOs.

      Option Exercise and Transfer Restrictions. Employee optionees who have received their options from Metrocall (and not as replacement options) generally can only exercise an option while employed by Metrocall and for a set period of time after termination of employment. An optionee cannot transfer his options other than to someone after death.

      Option Expiration. Options will terminate no later than ten years after their date of grant. However, options intended to be ISOs under the plan will expire no later than five years after the date of grant if the optionee owns (or is treated as owning) more than 10% of the outstanding shares. The Administrator may not grant options under the plan after March 25, 2013.

      Change of Control. Upon a dissolution or liquidation of Metrocall or upon a merger, consolidation, reorganization, sale of substantially all of the assets or a sale of 80% of the voting power of all classes of Metrocall’s stock to a person or entity other than a stockholder at the time the plan is approved by stockholders or an affiliate of Metrocall, all options shall become vested and exercisable and each optionee shall have the right to exercise all options that have an option price below the value of the share that will result from the change of control transaction.

      Amendments and Termination. The Board may at any time suspend, terminate, modify or amend the plan but must receive stockholder approval to the extent required to preserve ISO treatment. The Compensation Committee retains the right to amend, suspend or terminate any option or option agreement at any time.

Tax Consequences

      Nonqualified Stock Options. An optionee will not be taxed when he receives an NQSO. When he exercises an NQSO, he will generally owe taxes on ordinary income on the difference between the value of the shares he receives and the price he pays, with the “spread” treated like additional salary for an employee. He may then owe taxes again if and when he sells the shares. That tax would be on the difference between the price he received for the share and his “basis,” which is the sum of the price he originally paid plus the value of the shares on which he originally paid income taxes. Depending upon how long he held the shares before selling, he may be eligible for favorable tax rates for certain kinds of capital gains. In addition, Metrocall will receive an income tax deduction for any amounts of “ordinary income” to him.

      Incentive Stock Options. An optionee will not be taxed when he receives an ISO and will not be taxed when he exercises the ISO, unless he is subject to the alternative minimum tax (AMT). If he holds the shares purchased upon exercise of the ISO (ISO Shares) for more than one year after the date he exercised the option and for more than two years after the option grant date, he generally will realize long-term capital gain or loss (rather than ordinary income or loss) when he sells or otherwise disposes of the ISO Shares. This gain or loss will equal the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

      If the optionee sells the ISO Shares in a “disqualifying disposition” (that is, within one year from the date he exercises the ISO or within two years from the date of the ISO grant), he generally will recognize ordinary compensation income equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the price he paid or (2) the amount he realized on the sale. For a gift or another disqualifying disposition where a loss, if sustained, would not usually be recognized, he will recognize ordinary income equal to the fair market value of the shares on the date of exercise minus the price he paid. Any amount realized on a disqualifying disposition that exceeds the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending, under current law, on whether he held the shares for at least 12 months. Metrocall can generally take a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income he recognizes but cannot deduct the amount of the capital gains.

      Alternative Minimum Tax. The difference between the exercise price and the fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer’s regular tax) is a certain percentage of an individual taxpayer’s alternative minimum taxable income that is lower than the regular tax rates but covers more income. Taxpayers determine their alternative minimum taxable income by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced when he sells by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

      Potential Limitation on Company Deductions. Code Section 162(m) denies a deduction to any publicly held corporation for compensation it pays to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. The tax rules disregard certain kinds of compensation, including qualified “performance-based compensation,” for purposes of the deduction limitation. Compensation attributable to share options will qualify as performance-based compensation, provided that: (1) the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period; (2) the stockholders approve that per-employee limitation; (3) the option is granted by a compensation committee with voting members comprised solely of “outside directors”; and (4) either the exercise price of the option is at least equal to the fair market value of the shares on the date of grant, or the option is granted (or exercisable) only upon the achievement (as certified by the compensation committee) of an objective performance goal established by the compensation committee while the outcome is substantially uncertain. Metrocall intends and expects the option grants to be exempt from Section 162(m) as performance-based.

      This is a summary of the general principles of current federal income tax law applicable to the purchase of shares under the plan. While we believe that the description accurately summarizes existing provisions of the Internal Revenue Code of 1986, as amended, and its legislative history and regulations, and the applicable administrative and judicial interpretations, these statements are only summaries, and the rules in question are quite detailed and complicated. Moreover, legislative, administrative, regulatory or judicial changes or interpretations may occur that would modify such statements. Individual financial situations may vary, and state and local tax consequences may be significant. Therefore, no one should act based on this description without consulting his own tax advisors concerning the tax consequences of purchasing shares under the plan and the disposing of those shares. In addition, different rules may apply if the optionee is subject to foreign tax laws or pays the exercise price using shares he already owns.

New Plan Benefits

      The Administrator makes grants under the plan in its discretion. Consequently, we cannot fully determine the amount or dollar value at this time, other than to note that the Administrator has not granted options contingent on approval of the plan. Metrocall has no other compensation plans under which its equity securities are authorized for issuance

      The Board of Directors recommends that you vote for the approval of the amendment to the 2003 Stock Option Plan.

STOCK OWNERSHIP

       There were 991,765 shares of Metrocall’s common stock and 5,992,880 shares of Metrocall’s Series A preferred stock issued and outstanding on August 1, 2003. The following table sets forth certain information, as of August 1, 2003, regarding beneficial ownership of Metrocall’s common stock and Series A preferred stock by (1) each director and executive officer of Metrocall, (2) all directors and executive officers of Metrocall as a group and (3) each person who is known to Metrocall to own more than 5% of Metrocall’s common stock and Series A preferred stock.

      Under the rules of the Securities and Exchange Commission, a beneficial owner of Metrocall’s common stock and Series A preferred stock is a person who directly or indirectly has or shares voting power or investment power with respect to the shares of stock. Voting power is the power to direct the vote of the shares. Investment power is the power to dispose of or direct the disposition of the shares. Beneficial ownership of the shares also includes those shares as to which voting power or investment power may be acquired within 60 days.

      The information on beneficial ownership in the table is based upon Metrocall’s records and the most recent Schedule 13D or 13G filed by each such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares shown.

Number Of Shares and Percentage Of Beneficially

Owned Common & Series A Preferred Stock

	Shares of	Percentage	Shares of	Percentage
	Common	of Class	Preferred	of Class
Name	Stock Owned	Outstanding	Stock Owned	Outstanding

Royce Yudkoff, Chairman of the Board and Director	1	*	0	0

Vincent D. Kelly, President and Chief Executive Officer (a)	12,000	**	100,000	**

Stan F. Sech, Chief Operating Officer (b)	6,000	*	0	0

George Z. Moratis, Chief Financial Officer and Treasurer (c)	6,000	*	0	0

Eugene I. Davis, Director	0	0	0	0

Nicholas A. Gallopo, Director	0	0	0	0

Brian O’Reilly, Director	0	0	0	0

David J. Leonard, Director	0	0	0	0

Steven D. Scheiwe, Director	0	0	0	0

All directors and executive officers as a group (9 persons) (d)	24,001	**	100,000	**

Alpine Associates, L.P.	36,770	**	464,100	7.7%
100 Union Ave Cresskill, New Jersey 07626

Commercial Loan Funding Trust I	47,368	**	597,744	10.0%
JP Morgan Chase Tower 600 Travis Street Houston, TX 77002

	Shares of	Percentage	Shares of	Percentage
	Common	of Class	Preferred	of Class
Name	Stock Owned	Outstanding	Stock Owned	Outstanding

Endeavour, LLC	36,632	**	462,256	7.7%
PPM Holdings 225 West Wacker Drive, Suite 1200 Chicago, IL 60606-6301

Fleet National Bank	68,211	6.8%	860,752	14.3%
777 Main Street, M.S. CT EH 40221B Hartford, CT 06115

Morgan Stanley & Co.	56,856	5.7%	542,807	9.0%
One Pierrepoint Place New York, NY 11201

Toronto Dominion (Texas), Inc.	68,211	6.8%	860,752	14.3%
c/o TD Texas, Inc. 909 Fannin Street, Suite 1700 Houston, TX 77010

Wachovia Bank, NA	68,211	6.8%	860,752	14.3%
191 Peachtree Street N.E Atlanta, GA 30303-1757

Ingalls & Snyder Value Partners	50,000	5.0%	319,038	5.3%
c/o Ingalls & Snyder LLC 61 Broadway New York, NY 10006-2802

*	Less than 1%.

**	Less than 5%.

(a)	Consists of 12,000 shares of Metrocall’s common stock issuable upon the exercise of options granted under Metrocall’s stock option plan.

(b)	Consists of 6,000 shares of Metrocall’s common stock issuable upon the exercise of options granted under Metrocall’s stock option plan.

(c)	Consists of 6,000 shares of Metrocall’s common stock issuable upon the exercise of options granted under Metrocall’s stock option plan.

(d)	Includes an aggregate of 24,000 shares of Metrocall’s common stock issuable upon the exercise of options granted under Metrocall’s stock option plan

Changes in Control

      Section 6 of Metrocall’s Certificate of Designation governing the Series A preferred stock, requires Metrocall to redeem all of the outstanding Series A preferred stock no later than the later of December 31, 2006 and 180 days after the date that the senior secured PIK notes are paid in full. Because the substantial majority of the Series A preferred stock is held by a small number of holders, this mandatory redemption is anticipated to have the effect of shifting control from this small group to a broader array of stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth a summary of all compensation during the last three fiscal years for (1) Metrocall’s Chief Executive Officer, (2) the executive officers of Metrocall whose aggregate annual salary and bonus exceeded $100,000 for the year ended December 31, 2002 (the “named executive officers”) and (3) two persons for whom disclosure would have been provided but for the fact that such persons were not serving as executive officers on December 31, 2002.

	For the
Name and	Year Ended			All Other
Principal Position	December 31	Salary	Bonus (a)	Compensation

William L. Collins III	2002	$530,010	$795,000	$44,982	(b)

President and Chief Executive Officer (1)	2001	530,010	1,590,000	44,982	(b)
	2000	530,000	424,000	44,982	(b)

Vincent D. Kelly	2002	400,010	600,000	4,346	(c)

Chief Financial Officer,	2001	400,010	1,200,000	3,300	(c)

Treasurer, and Executive Vice President (2)	2000	400,000	320,000

Stan F. Sech	2002	306,485	160,000	3,742	(c)

Chief Operating Officer (3)	2001	306,428	55,000	3,704	(c)
	2000	253,219	25,000

George Z. Moratis	2002	138,325	100,969	3,579	(c)

Chief Financial Officer and Treasurer (4)	2001	138,322	35,000	1,597	(c)
	2000	121,962	30,000

(a)	Includes bonuses earned in the year indicated, whether paid in the year indicated or the following year.

(b)	Payments by Metrocall for life insurance premiums pursuant to Mr. Collins’ employment contract.

(c)	Allocation of employer contribution under the Metrocall, Inc. Savings and Retirement Plan.

(1)	As of February 5, 2003, Mr. Collins no longer serves as President and Chief Executive Officer.

(2)	As of February 5, 2003, Mr. Kelly became President and Chief Executive Officer.

(3)	As of February 5, 2003, Mr. Sech became Chief Operating Officer. Prior to such date, Mr. Sech was not an executive officer.

(4)	As of February 5, 2003, Mr. Moratis became Chief Financial Officer and Treasurer. Prior to such date, Mr. Moratis was not an executive officer.

Option Grants In 2002

      No stock options were granted to the named executive officers during the fiscal year ended December 31, 2002.

Aggregate Option Exercises In 2002 And Option Year-End Value

      No options were exercised in 2002. No unexercised options were held by the named executive officers at the end of the 2002 fiscal year.

Employment Arrangements

      Mr. Kelly is party to an employment agreement with a term extending from the effective date of the Company’s Plan of Reorganization (the “Effective Date”) until October 8, 2005 (the “Expiration Date”). Under the agreement, Mr. Kelly has an annual salary of $400,000 and is entitled to an annual bonus of between 80% and

150% of base salary based on targeted paydowns of Company debt amounts. In addition, Mr. Kelly has been granted 100,000 shares of Series A preferred stock of the Company, subject to restrictions which lapse as to one third of the shares on the first, second and third anniversaries of the Effective Date. On March 25, 2003, the Board of Directors approved an amendment to Mr. Kelly’s agreement that, among other things, increased Mr. Kelly’s annual base salary, effective February 5, 2003 to $530,000.

      Termination of Employment. Mr. Kelly’s contract provides for certain payments upon various terminations of employment. If Mr. Kelly’s employment is terminated by reason of death or disability, Metrocall will pay Mr. Kelly (or his legal representatives, if applicable), base salary until the Expiration Date. If Mr. Kelly is terminated without cause or Mr. Kelly terminates his employment for good reason (each as defined under the employment agreement), Mr. Kelly would receive (i) two times base salary, (ii) an amount equal to the cash performance bonus paid or payable to Mr. Kelly with respect to the annual period prior to the year of termination and (iii) lapse of restrictions on the restricted stock. The payments set forth above would be made to Mr. Kelly within 45 days after the applicable termination of employment.

      Change of Control. Upon a “Change of Control” (as defined under Mr. Kelly’s employment agreement), Mr. Kelly would receive a payment equal to .20% of the new capital invested in Metrocall in connection with the Change in Control. Such payment would be paid in a lump sum within 10 days after the consummation of the Change in Control. In the event Mr. Kelly becomes subject to excise taxes under Section 4999 of the Internal Revenue Code, the employment agreement provides for a tax gross up payment.

Compensation Committee Report On Executive Compensation

      Executive Compensation Philosophy. Metrocall’s philosophy regarding executive compensation is to offer competitive and fair compensation that will attract and retain key executives in the face of high demand for a management team with experience in operating and consolidating the paging and wireless messaging industry and to reward executives and hold them accountable for Metrocall’s overall performance. Particular factors that the Compensation Committee believes important in assessing performance are Metrocall’s performance against the targets in its Plan of Reorganization which went effective on October 8, 2002. Annual performance bonuses are based upon the contractual targets set forth in Mr. Kelly’s employment agreement as negotiated and approved in its Plan of Reorganization. Option grants are designed to reward an executive officer for his or her overall contribution to Metrocall and to serve as an incentive to achieve Metrocall’s goal of increasing stockholder value.

      Base Salary. In determining the appropriate level of base salaries, the Compensation Committee considers responsibility, prior experience and accomplishments and the relative importance of the position in achieving company objectives. The Compensation Committee also sets base salaries at levels necessary to retain key employees. For this purpose, the Compensation Committee considers base salary levels paid by companies in the industry and salary levels paid by other companies competing for executive talent.

      Bonuses. As an executive officer, Mr. Kelly’s bonuses for 2002 were based on the targets set forth in his employment agreement.

      Compensation Deduction Limit. The Securities and Exchange Commission requires that this report comment on Metrocall’s policy with respect to a special rule under the tax laws, Section 162(m) of the Internal Revenue Code. That section can limit the deductibility on a corporation’s federal income tax return of compensation of $1 million to any of the named officers. A company can deduct compensation (including from exercising options) outside that limit if it pays the compensation under a plan that its shareholders approve and that is performance-related and non-discretionary. Option exercises are typically deductible under such a plan if granted with exercise prices at or above the market price when granted. The Committee’s policy with respect to this section is to make every reasonable effort to ensure that compensation complies with Section 162(m), while simultaneously providing Company executives with the proper incentives to remain with and increase the prospects of Metrocall. Given the way we administer the option plan, we think it is unlikely that Metrocall will lose a deduction under this section for options. Metrocall did not pay any compensation with respect to 2002 that would be outside the limits of Section 162(m).

Exhibit A: Form of Certificate of Amendment of Amended

and Restated Certificate of Incorporation of
Metrocall Holdings, Inc.

       Metrocall Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

      FIRST: The name of the Corporation is Metrocall Holdings, Inc. The Corporation was originally incorporated under the name Metrocall of Delaware, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 26, 1982 and restated as filed with the Secretary of State of the State of Delaware on February 16, 1999 (the “Restated Certificate of Incorporation”) and amended and restated as filed with the Secretary of State of the State of Delaware on October 8, 2002 and amended as filed with the Secretary of State of the State of Delaware on May 13, 2003.

      SECOND: This Amendment to the Amended and Restated Certificate of Incorporation is being adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware.

      THIRD: Paragraph 4.1 of the Amended and Restated Certificate of Incorporation is deleted in its entirety, and the following Paragraph is substituted in lieu thereof:

      “4.1 Authorized Shares.

      The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 16,000,000 shares, of which 8,500,000 shares shall be Preferred Stock, having a par value of $0.01 per share (the “Preferred Stock”) and 7,500,000 shall be classified as shares of Common Stock, par value $0.01 per share (“Common Stock”). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock or Common Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation; provided that the Corporation shall not issue any class or series of non-voting stock.”

      FOURTH: The definition of “Restriction Release Date” in Paragraph Eight (c) of the Amended and Restated Certificate of Incorporation is deleted in its entirety, and the following Paragraph is substituted in lieu thereof:

      “Restriction Release Date” means January 1, 2004 or such other date prior to October 8, 2004 that the Board of Directors may select in its sole discretion at any time prior to October 8, 2004.”

      FIFTH: The above amendments to the Amended and Restated Certificate of Incorporation were authorized by the majority of the directors of the Corporation at a meeting of such directors and duly adopted by the majority of the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

A-1

      IN WITNESS WHEREOF, Metrocall Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf on September           , 2003.

METROCALL HOLDINGS, INC.

By:
Vincent D. Kelly
President and Chief Executive Officer

Attest:

Shirley B. White
Secretary

A-2

☑ PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS

FOR	AGAINST	ABSTAIN

1. Amendment of the Certificate of Incorporation to increase authorized stock

☐	☐	☐

2. Amendment of Certificate of Incorporation to modify transfer restrictions

☐	☐	☐

2. Amendment of 2003 Stock Option Plan

☐	☐	☐

I plan to attend the Special Meeting ☐

Please sign exactly as name appears on this card. If shares are held jointly, each holder may sign but only one signature is required. When signing as attorney, executor, administrator, trustee or guardian, please give your title as such.

SIGNATURE(S)	DATE

— FOLD AND DETACH HERE —

IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE YOUR CARD AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

METROCALL HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints George Z. Moratis and Shirley B. White, and each of them singly, with full power of substitution to act as the lawful agent and proxy for the undersigned and to vote all shares of common stock and all shares of preferred stock of Metrocall Holdings, Inc. that the undersigned is entitled to vote and holds of record on August 1, 2003 at the Special Meeting of Stockholders of Metrocall Holdings, Inc. to be held at The Sheraton Suites — Alexandria, located at 801 North Saint Asaph Street, Alexandria, Virginia 22314, on September 24, 2003, at 9:00 a.m., local time, and at any adjournments thereof, on all matters coming before the Special Meeting.

     You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The Proxy Committee cannot vote your shares unless you sign and return this card. You may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

     This proxy when properly executed will be voted in the manner you have directed. If you do not specify any directions, this proxy will be voted for proposals 1, 2 and 3 and in accordance with the Proxy Committee’s discretion on such other matters that may properly come before the meeting to the extent permitted by law.

     The undersigned acknowledges receipt from Metrocall Holdings, Inc. prior to the execution of this proxy of a Notice of the Special Meeting of Stockholders and of a Proxy Statement dated August 5, 2003 relating to the meeting.

     (TO BE SIGNED ON REVERSE SIDE)

     — FOLD AND DETACH HERE —